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                                                                     EXHIBIT 2.2

                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into as of the 1st day of March, 1996, by and among LoneStar Hospitality Corporation, a Delaware corporation, ("LSHC"), LS Holding Corp., a Delaware corporation (formerly known as LoneStar Hospitality Corp.) (LS") (LSHC and LS referred to collectively herein as "LoneStar") and Miami Subs U.S.A., Inc., a Florida Corporation ("MSUSA").

                                    RECITALS

     1. LoneStar owns and operates five Miami Subs Grill restaurants (the "Restaurants") located at (i) 13535 Preston Road, Dallas, Texas (the "Preston Restaurant"), (ii) 3826 Lemmon Avenue, Dallas, Texas (the "Lemmon Restaurant"),
(iii) 1240 E. Belt Line Road, Richardson, Texas (the "Belt Line Restaurant"),
(iv) 7700 North Central Expressway, Dallas, Texas (the "Southwestern Restaurant"), and (v) 2103 Town East Boulevard, Mesquite, Texas (the "Town East Restaurant") (collectively, the "Premises"). LoneStar operates the Restaurants pursuant to the Area Development Agreement between LS and MSUSA dated July 1, 1992, as amended from time to time (the "Area Development Agreement"), and the franchise agreements between LoneStar and MSUSA relating to each such restaurant (collectively, the"Franchise Agreements").

     2. LoneStar desires to sell, and MSUSA desires to purchase, the Restaurants.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, MSUSA and LoneStar hereby agree as follows:

     1.   AGREEMENT TO PURCHASE AND SELL.

          (a) MSUSA agrees to purchase from LoneStar , and LoneStar agrees to sell and deliver to MSUSA , all of the assets (the "Assets") of the Restaurants, which assets shall include all leasehold improvements, furniture, fixtures and equipment to which LoneStar has title, leases, all territory rights, inventory, Cash on Hand (as hereinafter defined), prepaid rents, utility and other deposits, transferrable licenses (other than liquor licenses), and smallwares. MSUSA will not be acquiring any ownership interest in the alcoholic beverage inventory.

          (b) The sale of the Assets will be made free and clear of all claims, liens and obligations, except for the liens and encumbrances placed on the Assets in connection with the loan to the LoneStar of $1,500,000 (the "Stephens Loan") by Stephens Diversified Leasing, d/b/a Stephens Franchise Finance ("Stephens") and as otherwise specifically set forth in this Agreement. The parties acknowledge that MSUSA is not assuming any liabilities of LoneStar, or any liability or obligation in connection with the Assets, the employees of LoneStar, the Restaurants, the Premises or the business relating thereto, except as otherwise specifically stated herein.

          (c) The closing of this transaction (the "Closing") shall take place on or before March 1, 1996 at the offices of LoneStar, or at such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

          (d) The Assets being conveyed hereunder, and the land and the Premises, shall be

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     conveyed in an "AS IS" condition, as of the date of Closing. LoneStar shall transfer any warranties it may receive from the manufacturer of any equipment located on the premises

     2.   CONSIDERATION.   As consideration for its purchase of the Assets, on
and as of the Closing, MSUSA will:

          (a) cause its parent, Miami Subs Corporation ("MSC") to issue and deliver to LoneStar 1,325,000 shares of common stock, par value $.01, of MSC (the "MSC Shares"); and

          (b) assume the Stephens Loan, subject to approval by Stephens and the release of LoneStar from the Stephens Loan;

          (c) assume the leases of real estate properties listed in Schedule "A" hereto;

          (d) assume the leases of equipment listed in Schedule "B" hereto;

     3.   CLOSING.  At Closing,  LoneStar shall:

          (a) pay all fees owed (or estimated to be owed) to MSUSA as of the Closing Date (including royalties and advertising fees due under the Area Development Agreement and the Franchise Agreements), all as set forth in Schedule "C" to this Agreement, and interest accrued thereon; provided that, within 14 days after the Closing Date, the actual amounts shown on Schedule "C" as estimates shall be determined, and each party shall pay to the other any amounts owed upon reconciliation of estimated amounts paid with actual amounts;

          (b) transfer to MSUSA all food, beverage (other than alcoholic beverages) and paper inventories in the Restaurants, cash funds on hand and lease/equipment deposits related to any leases assumed by MSUSA, as listed on Schedule "D" to this Agreement (collectively, the "Cash Equivalents") and transferrable licenses, other than liquor licenses. To determine the cash funds on hand in the cash drawers of the Restaurants, representatives of LoneStar and MSUSA will count the cash in the cash drawers at the time of the Closing. The parties shall pay to one another any amounts owed pursuant to any adjustments from amounts shown on Schedule D. The Cash Equivalents will be credited to the principal balance owed by LoneStar pursuant to the Promissory Note defined and described in Section 3(d), below;

          (c) pay to MSUSA additional cash in an amount equal to the greater of
     (i) the difference between the amount of the Cash Equivalents and $200,000, or (ii) $100,000. The Cash Equivalents and amounts paid pursuant to this
     Section 3(c) will be credited to the principal balance owed by LoneStar pursuant to the Promissory Note defined and described in Section 3(d), below;

          (d) deliver to MSUSA a promissory note in the principal amount of $1,500,000, (the "Promissory Note"). The Promissory Note will not bear interest and will be secured by the MSC Shares. The remaining principal under Promissory Note (including any amounts added to the principal balance pursuant to Section 4(c)(i) of this Agreement) will be due and payable on April 30, 1996 (the "Maturity Date"), provided that, if LoneStar pays to MSUSA a payment of $50,000 of the principal amount of the Promissory Note on or before April 30, 1996, the Maturity Date will be extended so that remaining principal amount of the Promissory Note will be due and payable on

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     or before July 1, 1996. If the Promissory Note has not been paid in full or the Maturity Date Extended as provided in this Section 3(d), MSUSA may, at its option, cancel the Promissory Note and foreclose upon the MSC Shares and shall not have any further liability or obligation whatsoever to LoneStar.

          (e) deliver to MSUSA a bill of sale for each Restaurant with warranties of title and schedule of Assets for each such Restaurant, so as to transfer to MSUSA title to all of the tangible personal property being conveyed, subject to liens and encumbrances permitted herein , and such documents and instruments as may be reasonably required by counsel for MSUSA.

          (f) deliver to MSUSA or its designee all operating manuals, training manuals and marketing materials, and copies thereof, used in the day-to-day operation of the Restaurants.

          (g) deliver to MSC (i) a stock pledge agreement in form satisfactory to MSC collateralizing the MSC Shares and (ii) a conditional stock power agreement appointing the secretary of MSC as LoneStar's attorney-in-fact upon default.

          (h) deliver to MSUSA of estoppel certificates and landlord consents in form satisfactory to MSUSA. The parties acknowledge that the leases and subleases of Premises of which Shoney's, Inc. is the landlord permit LoneStar to assign such leases and subleases without the consent of Shoney's, Inc.; and

          (i) have a normal inventory of food, paper and supplies, and beverages adequate for the operation of the Restaurants.

     4.   COVENANTS.

          (a) LoneStar shall provide all necessary records (including originals and copies of employee records of employees that MSUSA elects to hire, and information on existing benefit plans), financial and other information (including, if required for purposes of preparing filings with the Securities and Exchange Commission ("SEC"), audited financial statements, at LoneStar's expense), all Restaurant leases and lease files, and such other information that MSUSA may reasonably request.

          (b) MSUSA shall provide all necessary records, financial and other information (including, if required for purposes of preparing necessary filings with the SEC, audited financial statements, at MSC's expense) and such other information that LoneStar may reasonably request.

          (c) Following the Closing, LoneStar  shall:

              (i) satisfy or pay all employees, vendors and suppliers to the Restaurants any outstanding amounts owed for work performed, products or services delivered and/or rendered to the Restaurants prior to the Closing. If MSUSA deems it necessary to satisfy any such remaining obligation of LoneStar in order to prevent disruption of ongoing Restaurant operations, MSUSA shall notify LoneStar in writing of such remaining obligation; LoneStar shall have ten (10) days from the date of receipt of such notice to cure

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          any such obligation. If LoneStar has not cured such obligation by the end of such 10-day period, MSUSA may satisfy such obligation; any payments made by MSUSA pursuant to this Section 4(c)(i), including payments of interest and penalties, shall be added to the principal amount of the Promissory Note or, if the Promissory Note has been paid or cancelled, such amounts shall be immediately payable to MSUSA by LoneStar.

              (ii) not seek to employ Dante Heredia or any other person employed by LoneStar at any of the Restaurants (excluding any corporate, clerical or managerial personnel of LoneStar) for two years following the Closing without the consent of MSUSA.

          (d) Provided that, following the Closing, LoneStar has complied with the terms and conditions of this Agreement, and with the covenants representations and warranties therein,

              (i) within 60 days after the Closing, MSUSA shall cause MSC to file with the SEC a registration statement on Form S-3 or other appropriate form relating to the sale of the MSC Shares; use its best efforts to cause the effectiveness of such registration statement; and, to the extent required, register or qualify the MSC Shares under the securities laws of those states that LoneStar may designate. Upon effectiveness of such registration statement, MSUSA shall cause MSC to keep such registration open for a period that shall expire on the earlier of the date that is 24 months after the Closing or the time at which LoneStar shall have sold or disposed of all the MSC Shares. MSC shall bear all expenses of any registration of MSC Shares pursuant to this Section 4(d)(i);

              (ii) pay to LoneStar 50% of the aggregate cash proceeds of the sale of one or more of the Restaurants pursuant to one or more contracts of sale entered into during the 12-month period following the Closing, to the extent such aggregate cash proceeds exceed $2,300,000. For purposes of this Agreement, cash proceeds shall include marketable securities and other cash equivalents, as well as principal payments received on notes issued in connection with such sale or sales, and cash.

          (e) Following the Closing, MSUSA shall permit LoneStar to originate television programming at the Southwestern Restaurant at no cost to LoneStar, subject to conditions and parameters mutually agreeable to LoneStar and MSUSA.

          (f) For a period of five (5) years following the Closing, LoneStar shall not enter into or acquire one or more restaurants in the Dallas/Fort Worth, Texas that compete with the Restaurants. Notwithstanding the foregoing, LoneStar may hold publicly traded securities in one or more companies that own or operate such restaurants, if LoneStar is not an affiliate (as such term is defined in Rule 405 promulgated under the Securities Act of 1933) of such companies.

          (g) If requested by MSUSA, and at MSUSA's expense, LoneStar shall timely cooperate and assist MSUSA in transferring each Restaurant's liquor license to MSUSA or an affiliate of MSUSA or in acquiring a new liquor license. Until MSUSA secures its own liquor licenses for each Restaurant, LoneStar agrees, if permitted by law, to consent to MSUSA or its affiliate, at no cost or expense to LoneStar or its affiliates, to sell alcoholic beverages using the existing liquor licenses owned by LoneStar or its affiliates. MSUSA agrees to indemnify and hold LoneStar and its affiliates harmless from any claims or actions arising thereunder from the date of Closing. MSUSA

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     agrees to use due diligence and best efforts to apply for new permits and licenses. LoneStar, or its affiliates, agrees to exercise its best efforts to cause Sub Club II, Inc., operating in the Southwestern Restaurant, and Sub Club I, private club permit #N232052, operating at the Preston Restaurant, and Miami Subs Grill private club permit #N241750, operating at the Belt Line Restaurant to continue the sale of alcoholic beverages, subject only to termination of such use by the permit holder upon thirty
     (30) days notice to MSUSA. LoneStar, or its affiliate, will cause the permit holders, if requested by MSUSA, to timely execute and deliver such instruments and take such actions as are reasonable and necessary to allow MSUSA to transfer such licenses, reacquire the existing licenses and/or acquire new licenses, all at the expense of MSUSA or its affiliates.

          (h) LoneStar shall timely pay all Restaurant employees for services rendered through the Closing Date. LoneStar shall be current with any payments due to any federal, state or governmental entity for any payroll or withholding taxes, and provide MSUSA with receipts and verification of such payment satisfactory to MSUSA. LoneStar shall pay any and all employee taxes accrued through the Closing Date.

     5.   REPRESENTATIONS AND WARRANTIES

          (a) LoneStar represents and warrants that:

              (i) This Agreement, including the covenants set forth in Section 4, is a valid and binding obligation of LoneStar. Neither the delivery of this Agreement nor the consummation of the transactions it contemplates will result in a breach, or give rise to termination, or accelerate the performance required by any terms of any agreement to which LoneStar is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of LoneStar. LSHC and LS represent and warrant that this transaction does not violate their respective Certificates of Incorporation and Bylaws, each as amended, and that the execution and delivery of this Agreement by their respective officers have been duly approved by their respective boards of directors. Except for the approval of Stephens to the assumption by MSUSA of the Stephens Loan, and the approval by the lessors of the Premises and the lessors of equipment leased by LoneStar, the consent or approval of a third party is not required in order that LoneStar may enter into this Agreement;

              (ii) LoneStar has good and marketable title to all of the Assets, subject to no liens, mortgages, restrictions, pledges, encumbrances or charges as of the date of Closing.

              (iii) There are no actions, suits, proceedings, investigations pending or, to LoneStar's knowledge, threatened in any court or before any governmental agency or instrumentality against, that will have a material adverse effect (for purposes of this subsection, in excess of $10,000) on LoneStar or the Assets or that are disclosed in Schedule F to this Agreement

              (iv) LoneStar has not received notice of any violation of any applicable Federal, State or local statute, law or regulation (including, without limitation, any applicable building, zoning or other law, ordinance or regulations), that will have a material adverse effect (for purposes of this subsection, in excess of $10,000) on the Assets and the business

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          being sold, and, to LoneStar's knowledge, there are no such violations;

              (v) LoneStar knows of no broker, finder, intermediary, attorney or other person who may have been involved in this transaction who would be entitled to the commission or finder's fee upon its consummation;

              (vi) To LoneStar's knowledge, the Restaurants and Assets are in good operating condition, structurally sound and in good repair;

              (vii) LoneStar is acquiring the MSC Shares for investment purposes only, and not with a view to their distribution;

              (viii) All tax returns and reports of the business have been filed as required by law; all taxes, assessments, fees, and other governmental charges upon the business or upon any of the Assets, employees, property or income that are due and payable as of the Closing date have been paid (other than those not yet due and payable without penalty or interest), including, but not limited to, sales taxes, personal property taxes, real estate taxes, unemployment compensation taxes, social security and all other withholding and payroll taxes;

              (ix) The leases for each of the Restaurants are in good standing; all rent and other amounts payable have been paid; there are no material defaults under any of the Leases and no material grounds for default or early termination exists; and there are no material violations of any kind, pending or, to LoneStar's knowledge, threatened regarding the premises, including health department, building code or zoning violations; the premises are in substantial compliance with all codes and ordinances;

              (x) To the best of LoneStar's knowledge, LoneStar has not deposited or disposed of any hazardous materials or waste on the premises, and there are no hazardous materials or wastes on the premises;

              (xi) LoneStar shall comply with all applicable bulk sales laws and indemnify and hold MSUSA and its affiliates harmless from the failure to comply with any such laws;

              (xii) LoneStar shall pay to the law firm of Winstead, Sechrest & Minick $15,277.27 on or before the Closing Date.

              (xiii) all covenants, warranties and representations made herein shall survive the Closing.

          (b) MSUSA represents and warrants that:

              (i). This agreement is a valid and binding obligation of MSUSA and neither the delivery of this Agreement nor the consummation of the transactions it contemplates will result in a breach, or give rise to termination, or accelerate the performance required by any terms of any agreement to which MSUSA is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the assets of MSUSA.

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          MSUSA represents and warrants that this transaction does not violate its Articles of Incorporation or Bylaws, as amended, and that the execution and delivery of this Agreement by its officers has been duly approved by its board of directors. The consent or approval of a third party is not required in order that MSUSA may enter into this Agreement.

              (ii) The issuance and delivery of the MSC Shares, the filing of the registration statement pursuant to Section 4(c)(1) of this Agreement and related transactions and have been duly authorized by the MSC board of directors. The MSC Shares, when issued, will be duly authorized and non-assessable and, upon full payment of the Promissory Note, fully paid.

              (iii) There are no actions, suits, proceedings, investigations pending or, to MSUSA's knowledge, threatened in any court or before any governmental agency or instrumentality against, by or affecting MSUSA that adversely affect MSUSA's ability to enter into this Agreement, the transactions contemplated herein, or the MSC Shares, except as may be disclosed in the reports filed by MSC with the SEC.

              (iv) MSUSA knows of no broker, finder, intermediary, attorney or other person who may have been involved in this transaction who would be entitled to the commission or finder's fee upon its consummation.

     6. CONDITIONS OF CLOSING. Closing of this transaction is made expressly conditioned upon the following:

          (a). All representations, warranties and covenants of LoneStar and MSUSA contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

          (b) LoneStar and MSUSA shall have performed and complied with all of the terms, covenants, agreements and conditions of this Agreement in all material respects prior to or at the Closing;

     7. RESTRICTIONS ON RESALE, RIGHTS TO REPURCHASE, RIGHT OF FIRST REFUSAL OF MSC SHARES. The MSC Shares are subject to the following restrictions on resale, right of repurchase and rights of first refusal:

          (a) Except as otherwise provided herein, during the six (6) month period following the Closing, LoneStar shall not sell or dispose of any of the MSC Shares, without the approval of MSC.

          (b) During the six (6) month period following the Closing, MSC will have the right to acquire from LoneStar all or any portion of the MSC Shares at for $2.50 per share (the "Repurchase Price"). The Repurchase Price shall be proportionately adjusted whenever any of the following events occur: if MSC should (i) declare or pay a dividend on the its outstanding common stock payable in shares of its capital stock; (ii) subdivide its outstanding common stock, combine the outstanding Common Stock into a smaller number of shares; (iii) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which MSC is the continuing corporation); or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way

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     of return of capital.

          (c) Following the six (6) month period provided in Section 7(a), above, LoneStar shall not sell or dispose of more than 240,000 MSC Shares per calendar quarter or 20,000 MSC Shares per week, except in a private transaction, and subject to the MSC right of first refusal provided in
     Section 7(d), below and applicable provisions of the Securities Act of 1933 and the rules promulgated thereunder. The number of shares that LoneStar may sell or dispose of pursuant to this paragraph shall be proportionately adjusted upon the occurrence of any of the events listed in Section 7(b), above.

          (d) For a period of thirty (30) months following the six (6) month period provided in Section 7(a), above, MSC shall have a right of first refusal to acquire any MSC Shares proposed to be sold by LoneStar at then-current market trading price, less applicable brokerage commissions, if any, or on the same terms as offered to a third party.

     8.   TERMINATION OF AREA DEVELOPMENT AGREEMENT AND FRANCHISE AGREEMENTS.

          (a) LoneStar acknowledges and agrees that the Area Development Agreement and the Franchise Agreements will be terminated in their entirety upon Closing, except for the obligations of confidentiality and post-termination noncompetition provisions set forth therein, and that neither LoneStar nor anyone claiming by or through LoneStar will have any right, title or interest in the Area Development Agreement or the Franchise Agreements.

          (b) MSUSA acknowledges and agrees that,

              (i) upon Closing of this Agreement and the termination of the Area Development Agreement and the Franchise Agreements as provided herein, MSUSA shall release LoneStar from all obligations to MSUSA under the Area Development Agreement and Franchise Agreements including, without limitation, the development of new Miami Subs Grill restaurants in the Dallas/Fort Worth area and the payment of any fees, royalties or other payments to MSUSA that accrue after the Closing, except for the obligations of confidentiality and post-termination noncompetition provisions set forth therein; and

              (ii) upon Closing of this Agreement, the termination of the Area Development Agreement and Franchise Agreements, the assumption by MSUSA of the Stephens Loan and the payment by LoneStar of legal fees to the law firm of Winstead, Sechrest & Minick, as provided herein, MSUSA shall release LoneStar from all obligations to MSUSA under that certain Forbearance and Restructuring Agreement dated as of June 30, 1995.

     9.   EXPENSES AND TAXES.

          (a) All sales, transfer or use taxes, real estate, payroll, unemployment compensation and/or other taxes and fees, if any, including sales taxes that may be imposed or assessed as the result of the transactions effected by this Agreement, except those taxes imposed upon the income of LoneStar, if any, shall be reported and paid by LoneStar as soon after the Closing as may be required

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     by taxing authorities pursuant to Federal, State or local laws. Each party shall pay its own attorneys' fees.

          (b) MSUSA and LoneStar agree to adjust and pay their respective pro-rata share of, as of the date of Closing, sewer charges, water charges, public utility service charges, fuel charges, payroll, unemployment compensation and other pro-ratable charges attributable to the operation of the Premises. MSUSA shall either reimburse LoneStar at Closing and take an assignment of such deposits, or shall post its own deposits in which event all deposits paid by LoneStar shall be returned to LoneStar. LoneStar acknowledges that MSUSA will use and deposit credit card sales into LoneStar's account and LoneStar will reimburse MSUSA for all such deposits on a weekly basis.

          (c) LoneStar's pro rata portion of estimated real estate and personal property taxes for 1996, set forth on Schedule E, shall be added to the principal balance of the Promissory Note. The parties shall pay to one another any amounts owed as a result of differences between the estimated amounts set forth on Schedule E and actual real estate and personal property taxes paid.

     10.  INDEMNIFICATION.

          (a) INDEMNIFICATION. (i) MSUSA hereby agrees to hold harmless, defend and indemnify LoneStar from any and all losses, damages, liabilities and costs and expenses incurred or suffered by LoneStar as a result of the breach by MSUSA of any covenant, representation or warranty contained in this Agreement, any obligation or liability arising as a result of the operation of the Restaurants subsequent to the Closing, in the case of LoneStar, and any third party claims (including, without limitation, any creditor, employee vendor, supplier and governmental entity arising subsequent to the Closing.

              (ii) LoneStar hereby agrees to hold harmless, defend and indemnify MSUSA from any and all losses, damages, liabilities and costs and expenses incurred or suffered by MSUSA as a result of the breach of any covenant, representation or warranty contained in this Agreement, any obligation or liability arising as a result of the operation of the Restaurants prior to the Closing, and any third party claims (including, without limitation, any creditor, employee vendor, supplier and governmental entity arising prior to the Closing.

              (iii) This Section 10 shall survive the Closing.

          (b) PROCEDURE FOR INDEMNIFICATION. In the event of any claim, suit or proceeding brought against a party for which another party owes an indemnification obligation under this Section 10 (a "Claim"), the following shall apply:

              i. The indemnified party shall promptly provide written notice to the indemnifying party of the Claim, and the indemnifying party shall have sole control and authority to defend and resolve the Claim. However, the indemnifying party shall not settle any Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

              ii. The indemnified party shall have the right, at its own expense, to appoint its own counsel to participate in the Claim, and the indemnifying party shall cooperate with

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          such counsel. Moreover, if the indemnifying party does not reasonably defend the indemnified party with regard to a Claim, the indemnifying party shall pay the costs and expenses of the indemnified party's counsel in defending the Claim.

     11.  MISCELLANEOUS

          (a) NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered and received by each party if delivered personally, by hand, or mailed first class, postage prepaid, registered or certified mail, return receipt requested, or delivered by courier or delivered by fax with confirmation of receipt, as follows:

          LONESTAR:  LoneStar Hospitality Corp.
          3131 Turtle Creek Boulevard, # 1301
          Dallas, Texas 75219
          Attn.: Steven B. Solomon, President

          MSUSA:  Miami Subs U.S.A., Inc.
          6300 Northwest 31st Avenue
          Fort Lauderdale, Florida 33309
          Attn: Jerry W. Woda, Vice President and Chief Financial Officer

     Any party hereto may change the address or addresses to which such communications should be directed by giving written notice to the other party of such change.

          (b) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated by it and supersedes any and all prior agreements and understandings relating to the subject matter of this Agreement. No representations, promises, inducement or statement of intention have been made by LoneStar to MSUSA that is not embodied in this Agreement or the written statements or other documents delivered in connection with it or in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, LoneStar has made no representation to MSUSA about the viability or future success of the business.

          (c) SURVIVAL. The representations, warranties, obligations, covenants and agreements of LoneStar and MSUSA made herein shall survive the Closing Date and shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, heirs and personal representatives.

          (d) AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

          (e) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision

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

     were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

          (f) FURTHER COOPERATION. The parties agree that they will, at any time and from time to time after the Closing, promptly upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

          (g) EXHIBITS. The exhibits to this Agreement referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim.

          (h) APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Texas, exclusive of its choice of law or conflict of law rules.

          (i) WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, by action taken by the President or a Vice-President, or by the Board of Directors of LoneStar or MSUSA, respectively. Such action shall be evidenced by a signed written notice given in the manner provided in
     Section 11(a) hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11(a) hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions thereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

          (k) ATTORNEYS FEES. If any suit or action is brought to enforce any of the terms of this Agreement or to enforce any of the obligations set forth herein, the prevailing party in such suit or action, and in any appeal therefrom, shall be entitled to recover reasonable attorneys fees and costs. This paragraph shall survive the Closing.

          (l) PRESS RELEASES. Neither party shall issue any press releases concerning the transaction without the consent of the other, except as may be required by law.

          (m) TIME OF ESSENCE. Time is of the essence in this Agreement and every provision contained herein.

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

This Agreement is effective upon execution of all parties hereto as of the date first above written.

MIAMI SUBS USA, INC., a                LoneStar Hospitality Corporation, a
Florida corporation                    Delaware corporation



By  /s/ Jerry W. Woda                  By:  /s/ Steven B. Solomon
   ---------------------------------       -------------------------------------
   Jerry W. Woda, Vice President           Steven B. Solomon, President


                                       LS Holding Corp., a Delaware corporation



                                       By:  /s/ Steven B. Solomon
                                           -------------------------------------
                                           Steven B. Solomon, President

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